UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2013 (December 16, 2013)

GREEKTOWN SUPERHOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53921	27-2216916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette, Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors appointed Matthew P. Cullen as the President of Greektown Superholdings, Inc. (the “Company”) effective December 16, 2013.

Mr. Cullen is also the chief executive officer of Rock Gaming LLC, and of Rock Ventures LLC, the umbrella entity formed to provide operational coordination, guidance, and integration to Daniel Gilbert’s portfolio of companies and investments. Mr. Cullen also has responsibility for Mr. Gilbert’s “Opportunity Detroit” initiative, which is an effort to spark development in the city of Detroit, and includes Quicken Loans national headquarters’ move to the downtown of the city of Detroit in 2010.

Mr. Cullen also serves as volunteer president and chief executive officer of the M-1 RAIL Streetcar initiative. The 6.6 mile streetcar route will connect the city of Detroit’s largest cultural destinations, educational and entertainment facilities and employment centers along Woodward Avenue. In addition, Mr. Cullen is the chairman of Invest Detroit; vice chairman of the Downtown Detroit Partnership; and serves on the Detroit Zoological Society executive committee. He is also a board member of Bizdom, Detroit Regional Chamber, Hudson-Webber Foundation, St. Johns Health Foundation, and Tech Town, and a trustee of the College of Creative Studies and Community Foundation of Southeast Michigan. He has previously chaired the Metropolitan Detroit Convention and Visitors Bureau, The Parade Company and the Metropolitan Detroit YMCA, and retains current executive committee membership with all three organizations. For more than 10 years, Mr. Cullen served as the governor-appointed chairman of the Michigan Economic Development Corporation (MEDC) executive committee.

Mr. Cullen is also the President of the Company’s majority shareholder, Athens Acquisition LLC. Mr. Cullen does not receive compensation from the Company or Athens Acquisition LLC for his services on their behalf.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2013

GREEKTOWN SUPERHOLDINGS, INC.

	By:	/s/ Glen Tomaszewski
	Name:	Glen Tomaszewski
	Title:	Senior Vice President, Chief Financial Officer and Treasurer